EXHIBIT 10d
                       FIRST AMENDMENT TO
   CHANGE OF CONTROL AGREEMENT, DATED AS OF FEBRUARY 22, 1988
    BY AND BETWEEN C.R. BARD, INC. and Terence C. Brady, Jr.

     C. R. Bard, Inc. (the "Corporation") and Terence C. Brady, Jr. the ("Executive") have agreed to amend that certain Change of Control Agreement (the "Agreement"), dated as of February 22, 1988, between the Corporation and the Executive to provide the Executive with a gross-up payment under certain circumstances.

1.   Section 9 of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following language:

     9.   Gross-up.

     (a) In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Corporation to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     (b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Arthur Andersen & Co. (the "Accounting Firm") which shall provide detailed supporting calculations both to the Corporation and Executive within fifteen
(15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Corporation. In the event that the Accounting Firm is serving as accountant or auditor for an individual, entity or group effecting the change in ownership or effective control (within the meaning of Section 280G of the Code), Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this
Section 9, shall be paid by the Corporation to Executive within five (5) days after the receipt of the Accounting Firm's
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determination.  If the Accounting Firm determines that no Excise
Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon the Corporation and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to Section 9(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of Executive.

     (c) Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

     1. give the Corporation any information reasonably requested by the Corporation relating to such claim;

     2. take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation;

     3. cooperate with the Corporation in good faith in order to effectively contest such claim; and

     4. permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing
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provisions of this Section 9(c), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs Executive to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if Executive is required to extend the statute of limitations to enable the Corporation to contest such claim, Executive may limit this extension solely to such contested amount.


     (d) If, after the receipt by Executive of an amount advanced by the Corporation pursuant to Section 9(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Corporation's complying with the requirements of Section 9(c)) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Corporation pursuant to
Section 9(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Corporation does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty
(30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.


2. Section 6(d)(i) B of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following language:


     B. the product of (x) the average of the annual bonuses paid, or payable to the extent deferred, to the Executive for the three full fiscal years prior to the Effective Date (the "Recent Bonus") and (y) the fraction obtained by dividing (i) the number of days between the Date of Termination and the last day of the last full fiscal year and (ii) 365; and


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     IN WITNESS WHEREOF, the Corporation and the Executive execute this First Amendment this 19th day of July, 1994.



                     Terence C. Brady, Jr. /s/
                    [Executive] Terence C. Brady, Jr.



                    C. R. BARD, INC.


                    By:    William H. Longfield /s/
                         Name:     William H. Longfield
                         Title:    President and
                                   Chief Executive Officer





Attest:   Jean F. Miller  /s/
          Assistant Secretary





























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